Exhibit 99

FOR IMMEDIATE RELEASE

MICROFIELD ANNOUNCES CHANGE OF AUDITORS AND EXPANDED ROLE OF CHIEF ACCOUNTING OFFICER

Portland, OR – March 31, 2005 – Microfield Group, Inc. (“Microfield” or the “Company”) (OTC Bulletin Board: MICG) announced today that it has formalized its decision to change corporate and SEC auditing firms and has expanded the role of its Chief Accounting Officer.

On March 17th, 2005 the Company’s Board of Directors approved the transition of corporate accounting and auditing responsibilities from PricewaterhouseCoopers to the firm of Russell, Bedford and Stefani. “After an extensive search for auditors experienced in working with mid and small-cap publicly traded companies, we felt that Russell, Bedford and Stefani were the best fit for Microfield. They had the strongest credentials and track record, currently managing over 30 OTCBB client firms. We are very pleased to have Russell, Bedford and Stefani as our new audit partner. In addition, we sincerely appreciate and thank the team at PricewaterhouseCoopers for serving us in this capacity over the past few years.” said A. Mark Walter, President of Microfield. The Company also reports that due to the transition to the new auditing firm, it will be late in the filing of its 2004 10KSB, which is due March 31st. The Company’s and its auditors expect to have the audit and 10KSB filing completed within the extension period as allowed by the SEC.

The Company also announced that Randall R. Reed will assume additional executive and financial reporting responsibilities. Prior to this expansion of duties, Mr. Reed was responsible for Microfield’s financial and SEC reporting functions. Mr. Reed will assume the additional duties due to the departure of former CFO Gary M. Kapral, who recently left Microfield for a position in Las Vegas. “We are pleased to expand Randy’s role and welcome his years of CFO, accounting and SEC reporting experience within Microfield and other publicly-traded companies.” said Walter.

About Microfield Group, Inc.

Microfield Group, Inc. (“Microfield” or the “Company”) is engaged in the arena of energy related technology products and services. Through its subsidiaries, Microfield offers an array of new technologies for energy production, distribution, and management. Microfield also offers services within other segments including data, telephony and fire/life/security systems. The company’s strategic objective is to grow its customer base and brand value to capitalize on acquisition opportunities and strategic partnerships that broaden its product and service offerings in the energy field. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG”. For more information about Microfield, visit our website at www.microfield.com.

Forward Looking Statements

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Investor Relations Contact:	Salzwedel Financial Communications, Jeff Salzwedel at (503) 722-7300

Company Contact:	Steve Wright at (503) 419-3581